Exhibit 99.1
IsoTis Reports 2006 Fourth Quarter and Full Year Results
27% Revenue Increase for Full Year 2006; 15% Revenue Increase for Fourth Quarter
IRVINE, CA, USA, LAUSANNE, Switzerland — February 26, 2007 — IsoTis, Inc (ISOT)*, a leading orthobiologics company, today reported results for the fourth quarter and full year ended December 31, 2006. Revenue was $9.9 million for the fourth quarter of 2006, representing a 15% increase over revenue of $8.6 million for the fourth quarter of 2005. For the full year 2006, revenue was $40.7 million, representing a 27% increase over revenue of $32.1 million for the full year 2005.
The results of operations reported in this press release are those of IsoTis S.A. (SWX/Euronext: ISON) (TSX: ISO), the former parent entity of IsoTis, Inc. and now a subsidiary of IsoTis, Inc. IsoTis, Inc. was formed for the purpose of reorganizing IsoTis S.A. into the United States, which it accomplished by means of an exchange offer that resulted in IsoTis, Inc. acquiring more than 90% of the outstanding shares of IsoTis S.A. In connection with the exchange offer, the shares of IsoTis, Inc. started trading on NASDAQ on January 26, 2007. IsoTis, Inc. intends to cause IsoTis S.A. to delist its shares from the Toronto Stock Exchange and Euronext Amsterdam. IsoTis, Inc. also intends to effect a squeeze-out merger to acquire the remaining IsoTis S.A. shares. Following the squeeze-out merger, IsoTis S.A. will be a wholly-owned subsidiary of IsoTis, Inc. and its shares will no longer trade on the SWX Swiss Exchange. The squeeze-out merger is expected to be completed in the first half of 2007. As a result, unless the context otherwise states, references throughout this press release to “IsoTis” or the “company” refer to the business of IsoTis S.A. and its subsidiaries for all periods prior to the consummation of the exchange offer and to the business of IsoTis, Inc. and that of its subsidiaries for all periods subsequent to the consummation of the exchange offer.
Revenue Analysis
IsoTis’ chief distribution channels are its U.S. network of independent distributor agents and its network of international stocking distributors, while the remaining portion of its revenues is derived from private label partners in the United States and internationally. In the fourth quarter of 2006, revenue from the U.S. independent distributor agents grew 8% to $6.3 million compared to $5.8 million in the fourth quarter of 2005, while for the full year 2006, revenue from the U.S. independent distributor agents grew 15% to $25.9 million, compared to $22.6 million for the full year 2005. In the fourth quarter of 2006, revenue from international stocking distributors decreased 7% to $2.1 million compared to $2.3 million in the fourth quarter of 2005, while for the full year 2006 revenue from international stocking distributors grew 30% to $9.6 million, compared to $7.4 million for the full year 2005. In the fourth quarter of 2006, revenue from private label partners grew 150% to $1.5 million compared to $0.6 million in the fourth quarter of 2005, while for the full year 2006 revenue from private label partners grew 160% to $5.2 million compared to $2.0 million for the full year 2005.
Results Comparison & Cash Position
The loss from operations for the fourth quarter of 2006 was $4.3 million, compared to $2.7 million for the fourth quarter of 2005. For the full year 2006, the loss from operations was $12.1 million, compared to $9.9 million for the full year 2005. Net loss for the fourth quarter of 2006 totaled $6.6 million or $0.09 per diluted share as compared with a net loss of $1.4 million or $0.02 per diluted share for the fourth quarter of 2005. The net loss for the full year ended December 31, 2006 was $18.5 million or $0.26 per share due in part to the $7.0 million negative impact of foreign currency movements on intercompany loans. For the full year ended December 31, 2005 net income was $0.9 million or $0.01 per share which was primarily due to a $10.0 million favorable impact of foreign currency movements on intercompany loans. In January 2007, IsoTis, Inc. capitalized these intercompany loans, which it believes will result in substantially reduced foreign exchange fluctuations going forward. The fourth quarter results were negatively impacted by several non-recurring items. These non-recurring items included the costs for outside advisors and exchange agents in four jurisdictions associated with the Company’s successful transformation to a US-based NASDAQ listed company, which amounted to approximately $2.7 million. The negative impact was offset, in part, by a $1.8 million one-time reversal of a provision the Company had taken in 2002 related to a claim by the Dutch tax authorities. The Company appealed this claim in court and won.
At December 31, 2006, IsoTis had cash and cash equivalents and restricted cash of $16.3 million.

Highlights 2006 & Year to Date
•	Successful exchange offer to establish IsoTis as a U.S. company with a NASDAQ listing
•	Key US patent for Accell technology
•	Sale of dental assets to Keystone Dental Inc. for $7.4 million
•	Secured $5 million credit line with SVB Silicon Valley Bank
•	Key management & board of director appointments
•	Private label agreement with Alphatec Spine
Other Recent Events
As disclosed on February 14, 2007, IsoTis received a letter from the U.S. Food and Drug Administration (FDA) on February 7, 2007 with additional comments and questions regarding the pending 510(k) application for some of its Accell products. The letter raises a jurisdictional question as to how the Accell products should be regulated. IsoTis has responded to the letter and requested a meeting with the FDA to discuss its questions. The Company believes that it can continue to market Accell Putty and Accell TBM as human tissue until it receives 510(k) clearance, although there is no assurance that this will be the case. In light of this regulatory situation, and as also previously disclosed, the Company has decided not to proceed with its proposed public offering at this time and is taking a number of measures intended to reduce the use of its cash reserves without impacting its ability to manufacture and supply its customers.
Pieter Wolters, President and CEO of IsoTis said, “We are very pleased with our achievements in 2006. We are reporting our ninth consecutive quarter of comparable quarter revenue growth. We believe the continuous strong growth of Accell sales indicates that surgeons are experiencing positive outcomes using our product: since the first Accell product launch in 2002, we have sold more than 50,000 units of Accell. We improved our gross profit margin percentage by approximately 4% to 62.9% in 2006. Our recent NASDAQ listing provides a viable platform from which we believe we can sustain our growth. While we believe that the prospects for IsoTis are excellent, we will not provide financial guidance for 2007 pending a positive outcome of our discussions with the FDA on the regulatory status of our Accell products, as discussed in our February 14, 2007 press release.”
Conference Call
IsoTis has scheduled a conference call to discuss these results today February 26, 2007 at 5 pm EST. US Dial In: toll free 1 800.798.2864; toll 1 617. 614. 6206; UK Dial In 44 20 7365 8426; Continental Europe Dial In: 41 1 800 9569; password: IsoTis. Digital playback is available from February 27 at 7:00 p.m. for 24 hours. US Dial In: 1 617801 6888; European Dial In 44 20 7365 8427; playback ID: 22040500. To listen to the conference call live via the internet, visit the Investors section of the IsoTis website at www.isotis.com. Please go to the website 15 minutes prior to the call to register, download and install the necessary audio software.
About IsoTis
IsoTis is a leading orthobiologics company that develops, manufactures and markets proprietary products for the treatment of musculoskeletal diseases and disorders. IsoTis’ current orthobiologics products are bone graft substitutes that promote the regeneration of bone and are used to repair natural, trauma-related and surgically-created defects common in orthopedic procedures, including spinal fusions. IsoTis’ current commercial business is highlighted by its Accell line of products, which the company believes represents the next generation in bone graft substitution.

For information contact: Rob Morocco, CFO +1 (949) 855-7155 robert.morocco@isotis.com	Hans Herklots, Director IR +1 (949) 855-7195 hans.herklots@isotis.com
Certain statements in this press release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including those that refer to management’s plans and expectations for future operations, prospects and financial condition. Words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning are intended to identify such forward-looking statements. One can also identify them by the fact that they do not relate strictly to historical or current facts. Such statements are based on the current expectations of the management of IsoTis only. Undue reliance should not be placed on these statements because, by their nature, they are subject to known and unknown risks and can be affected by factors that are beyond the control of IsoTis. Actual results could differ materially from current expectations due to a number of factors and uncertainties affecting IsoTis’ business, including, but not limited to, a competitive sales and marketing environment, the timely commencement and success of IsoTis’ clinical trials and research endeavors, delays in receiving U.S. Food and Drug Administration or other regulatory approvals (a.o. EMEA, CE), including the risk that the FDA determines that our Accell Putty and Accell TBM products are not human tissue or class II medical devices, that the Company is unable to obtain 510(k) clearance for its Accell products, that the FDA requires the Company to obtain premarket approval of its Accell products prior to continuing their marketing, that the FDA requires the Company to produce additional clinical data to support approval or clearance of its products, that the FDA imposes compliance measures against the Company for the marketing of its Accell products, including imposing fines and injunctions or causing the Company to recall its Accell products, market acceptance of IsoTis’ products, effectiveness of IsoTis’ distribution channels, development of competing therapies and/or technologies, the terms of any future strategic alliances, the need for additional capital, the inability to obtain, or meet, conditions imposed for required governmental and regulatory approvals and consents. IsoTis expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. For a more detailed description of the risk factors and uncertainties affecting IsoTis, refer to IsoTis’ Annual Report on Form 20-F for the fiscal year ended December 31, 2005, and its other reports filed with the SEC, IsoTis’ reports filed from time to time with the Swiss Stock Exchange (SWX), Euronext Amsterdam N.V., SEDAR at www.sedar.com and the Toronto Stock Exchange (TSX) and the reports filed with the SEC from time to time by IsoTis, Inc., the successor in interest to IsoTis S.A.

IsoTis S.A.
Consolidated Statements of Operations
US Dollars

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Product sales	$9,932,615	$8,613,412	$40,661,728	$32,063,461
Other revenue	—	—	35,816	38,825

Total revenues	9,932,615	8,613,412	40,697,544	32,102,286

Operating expenses
Costs of sales	3,766,753	3,926,929	15,071,566	13,114,233
Research and development	2,151,027	2,130,585	7,742,795	6,330,136
Marketing and selling	3,954,457	3,752,246	17,155,432	13,140,497
General and administrative	4,373,161	1,510,024	12,818,895	9,424,863

Total operating expenses	14,245,398	11,319,784	52,788,688	42,009,729

Loss from operations	(4,312,783)	(2,706,372)	(12,091,144)	(9,907,443)

Interest income	167,354	160,046	607,375	546,021
Interest expense	(17,531)	(249,556)	(149,750)	(406,111)
Foreign exchange (loss) gain	(2,403,576)	1,356,579	(6,971,614)	9,981,769
Other	(15,131)	31,345	126,969	694,696

Net (loss) income before taxes	(6,581,667)	(1,407,958)	(18,478,164)	908,932
Provision for income taxes	—	—	—	—

Net (loss) income	$(6,581,667)	$(1,407,958)	$(18,478,164)	$908,932

Basic and diluted net (loss) income per share	$(0.09)	$(0.02)	$(0.26)	$0.01

Weighted average common shares outstanding
Basic	70,944,753	70,804,821	70,925,009	70,464,330
Diluted	70,944,753	70,804,821	70,925,009	72,447,640

IsoTis S.A.
Consolidated Balance Sheets
US Dollars

	December 31,	December 31,
	2006	2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,362,915	$15,714,442
Restricted cash	1,659,787	2,184,063
Trade receivables, net	7,463,194	6,306,518
Other receivables	374,061	390,620
Inventories	14,211,189	10,020,906
Prepaid expenses and other current assets	923,746	761,355

Total current assets	37,994,892	35,377,904

Non-current assets:
Restricted cash	1,250,000	2,250,000
Property, plant and equipment, net	3,907,175	1,359,280
Goodwill	16,383,069	16,383,069
Intangible assets, net	11,026,656	13,585,250

Total non-current assets	32,566,900	33,577,599

Total assets	$70,561,792	$68,955,503

Liabilities and stockholders’ equity
Current liabilities:
Trade payables	$6,707,212	$2,910,114
Accrued liabilities	6,560,894	6,680,989
Deferred revenue	1,342,797	344,719
Current portion of interest-bearing loans and borrowings	3,751,201	1,015,471

Total current liabilities	18,362,104	10,951,293

Non-current liabilities:
Interest-bearing loans and borrowings	1,696,963	2,043,781
Deferred revenue	4,792,638
Other long term liabilities	279,025

Total non-current liabilities	6,768,626	2,043,781

Common stock	50,728,864	50,644,949
Additional paid in capital	106,867,774	106,212,297
Accumulated other comprehensive income	20,141,408	12,932,003
Accumulated deficit	(132,306,984)	(113,828,820)

Total stockholders’ equity	45,431,062	55,960,429

Total liabilities and stockholders’ equity	$70,561,792	$68,955,503

IsoTis S.A.
Consolidated Statements of Cash Flows
US Dollars

	Year Ended
	December 31,	December 31,
	2006	2005
	(Unaudited)
Cash flows from operating activities

Net (loss) income	$(18,478,164)	$908,932

Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	3,352,068	3,408,066
Bad debt expense	228,089	240,923
Loss (gain) on sale of assets	42,831	(653,580)
Issuance of shares for services	10,311	—
Stock-based compensation expense	620,826	411,459
Reversal of legal claim accrual	(1,772,716)	—
Foreign currency transaction loss (gain)	6,971,614	(9,981,769)
Change in operating assets and liabilities:
Inventories	(4,090,175)	(890,949)
Trade receivables	(1,497,431)	(2,411,000)
Other current assets	(41,238)	928,732
Deferred revenue	(726,378)	288,940
Trade and other payables	4,927,089	(835,099)
Other long term liabilities	279,025	—
Restructuring provision	—	(673,197)

Net cash flows used in operating activities	(10,174,249)	(9,258,542)

Cash flows from investing activities

Purchase of property, plant and equipment	(3,357,320)	(555,876)
Proceeds from sale of intangible assets	—	250,000
Change in restricted cash	1,628,164	2,820,277
Proceeds from sale of property, plant and equipment and assets	6,990,101	2,532,202

Net cash flows provided by investing activities	5,260,945	5,046,603

Cash flow from financing activities

Proceeds from issuance of common shares	108,255	892,051
Proceeds from interest-bearing loans and borrowings	5,100,000	—
Repayment of interest-bearing loans and borrowings	(2,717,043)	(6,448,281)

Net cash flows provided by (used in) financing activities	2,491,212	(5,556,230)

Gain (loss) on cash held in foreign currency	70,565	(56,992)

Net decrease in cash and cash equivalents	(2,351,527)	(9,825,161)
Cash and cash equivalents at the beginning of year	15,714,442	25,539,603

Cash and cash equivalents at the end of year	$13,362,915	$15,714,442